                                                                    EXHIBIT B(1)

                             BANKERS TRUST COMPANY
                            ONE BANKERS TRUST PLAZA
                           NEW YORK, NEW YORK  10006


                                         February 18, 2000


Quad-C Management, Inc.
230 East High Street
Charlottesville, Virginia  22902


Re: Pulaski Furniture Corporation Acquisition Financing
-------------------------------------------------------

                               COMMITMENT LETTER
                               -----------------

Ladies and Gentlemen:

          You have advised Bankers Trust Company ("BTCo") that you intend to consummate a friendly transaction (the "Transaction") pursuant to which you will form a company ("Holdings") which will acquire (the "Acquisition"), through a newly-formed wholly-owned subsidiary of Holdings ("Acquisition Subsidiary"), all of the stock of Pulaski Furniture Corporation (the "Acquired Business"). The Acquisition will be structured as a tender offer ("Tender Offer") by Acquisition Subsidiary for 100% (but in any event not less than a sufficient number of shares to enable Acquisition Subsidiary, voting without any other shareholders of the Acquired Business, to approve a merger of Acquisition Subsidiary with the Acquired Business) of the issued and outstanding common shares (along with associated rights) of Pulaski Furniture Corporation, followed as soon as possible thereafter by a merger (the "Merger") of Acquisition Subsidiary with and into Pulaski Furniture Corporation.

          BTCo understands that the funding required to effect the Transaction (including the repayment of indebtedness required thereunder) and to pay related fees and expenses in connection therewith shall be in an amount not to exceed $125 million and shall be provided solely from (i) at least $20 million in cash from the issuance by Holdings of equity or membership interests (the "Equity Issuance") to Quad-C Management, Inc. ("Quad-C") and management of Pulaski Furniture Corporation, (ii) $20 million from the issuance by Holdings to Quad-C, affiliates of Quad-C and/or other investors satisfactory to BTCo of subordinated notes which will pay interest in kind for a period of time acceptable to BTCo (except that, unless a default or event of default exists under the Senior Bank Financing (as defined below), (a) cash interest may be paid in an amount sufficient to allow the subordinated lender to pay cash taxes in respect of the subordinated notes and (b) cash interest may be paid if the senior leverage ratio of the Borrower and its Subsidiaries is less than 2.5 times) and otherwise be on terms acceptable to BTCo (the "Subordi-nated Notes"), and (iii) the incurrence by the Borrower (as defined in the attached term sheet) of the senior secured bank financing described below. Quad-C may assign its rights (but not its obligations) under this commitment letter to Acquisition Subsidiary.

          BTCo further understands that the senior secured bank financing will be in the form of (i) a term loan facility (the "Term Loan Facility") in the aggregate amount of $35 million and (ii) a revolving credit facility (the "Revolving Credit Facility," and together with the Term Loan Facility, the "Senior Bank Financing") in the amount of $85 million (it being understood that not more than $47.5 million of the Revolving Credit Facility may be utilized on the Closing Date referred to in the Summary of Terms referred to below). A summary of certain terms and conditions of the Senior Bank Financing is attached as Exhibit A to this Letter (the "Summary of Terms").

          BTCo is pleased to confirm that subject to and upon the terms and conditions set forth herein and in the Summary of Terms, it (i) commits to provide the Senior Bank Financing on the terms and conditions set forth herein and in the Summary of Terms, (ii) will act as Agent for the syndicate of financial institutions (the "Lenders") party to the Senior Bank Financing, (iii) will act as the sole Lead Arranger and Book Manager in connection with the Senior Bank Financing, and (iv) will act as Financial Advisor to you.

          BTCo reserves the right, prior to or after execution of the definitive credit documentation, to syndicate all or part of its commitments to one or more financial institutions that will become parties to such definitive credit documentation for the Senior Bank Financing pursuant to a syndication to be managed by BTCo. BTCo shall commence syndication efforts promptly after the execution of this letter, and you agree actively to assist BTCo in achieving a syndication that is satisfactory to BTCo and you. Such syndication will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of Holdings, the Borrower, Quad-C, the Acquired Business and the proposed syndicate members. To assist BTCo in its syndication efforts, you hereby agree both before and after the Closing Date (as defined in the Summary of Terms) (a) to provide and cause your advisors to provide BTCo and other syndicate members upon request with all reasonable information deemed necessary by us to complete syndication, including but not limited to, information and evaluations prepared by Holdings, the Borrower, the Acquired Business, Quad-C and their respective advisors or on their behalf relating to the transactions contemplated hereby and (b) to assist BTCo upon request in the preparation of a Confidential Information Memorandum to be used in connection with the syndication of the Senior Bank Financing, including making available officers of Holdings, Quad-C, the Acquired Business and the Borrower from time to time and to attend and make presentations regarding the business and prospects of Holdings and the Borrower, as appropriate, at a meeting or meetings of Lenders or prospective Lenders.

          To induce BTCo to issue this letter, you hereby agree that all fees and expenses (including the reasonable fees and expenses of counsel) of BTCo and its affiliates (collectively "BT") arising in connection with this letter (and our due diligence in connection herewith) and in connection with the transactions described herein shall be for your account, whether or not the Transaction is consummated, the Senior Bank Financing is made available or definitive credit documents are executed. You further agree to indemnify and hold harmless BT and each director, officer, employee and affiliate thereof (each an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve BT or any such indemnified person as a result of or arising out of or in any way related to or resulting from this letter and, upon demand, to pay and reimburse BT and each indemnified person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not BT or any such indemnified person is a party to any action or proceeding out of which any such expenses arise, and whether any such action, suit or proceeding is between Quad-C, Holdings, the Acquired Business, the Borrower, and BT or an indemnified person or between BT or an indemnified person and a third person or otherwise); provided, however, that you shall not have to indemnify any
            --------  -------
indemnified person against any loss, claim, damage, expense or liability which resulted from the gross negligence or willful misconduct of any indemnified person. This letter is issued for your benefit only and no person or entity other than Quad-C may rely thereon.

          The provisions of the immediately preceding paragraph shall survive any termination of this letter, provided that if and when definitive credit
                                --------
documentation in respect of the Senior Bank Financing is executed and the Transaction is consummated, such paragraph shall be superseded and replaced by such definitive credit documentation.

          BTCo reserves the right to employ the services of its affiliates (including Deutsche Bank Securities Inc. ("DBSI")) in providing services contem-plated by this letter and to allocate in whole or in part, to DBSI certain fees payable to BTCo in such manner as BTCo and DBSI may agree in their sole discretion. You acknowledge that BTCo may share with any of its affiliates (including DBSI) any information related to the Transaction or any of the matters contemplated hereby. BTCo agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by Quad-C, Holdings, the Acquired Business or the Borrower as confidential information in accordance with customary banking industry practices.

          BTCo's willingness to provide the Senior Bank Financing as set forth above will terminate on June 29, 2000, if a definitive credit agreement evidencing the Senior Bank Financing, satisfactory in form and substance to BTCo (the "Credit Agreement"), shall not have been entered into prior to such date. BTCo shall not be responsible or liable for any consequential damages which may be alleged as a result of its failure to provide the Senior Bank Financing.

          Except as otherwise required by law or unless BTCo has otherwise consented, you are not authorized to show or circulate this letter to any other person or entity (other than your legal or financial advisors in connection with your evaluation hereof and, after you execute this and the related fee letter and return a fully executed copy of same to the undersigned, the Acquired Business, its board of directors and their legal and financial advisors). BTCo will be given reasonable opportunity to review and consent to any communications with the Acquired Business' stockholders regarding this commitment letter, including, without limitation, an offer to purchase shares from the Acquired Business' stockholders and a proxy statement, and BTCo will not unreasonably withhold its consent thereto. If this letter is not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return this letter (and any copies hereof) to the undersigned.

          If you are in agreement with the foregoing, please sign and return to BTCo (including by way of facsimile transmission) the enclosed copy of this letter no later than 5:00 p.m., New York time, on February 18, 2000. This letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when executed and delivered, shall be an original, but all of which shall together constitute one and the same instrument.
                                  *    *    *

     THIS LETTER AND THE RELATED FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER AND/OR THE RELATED FEE LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER AND/OR THE RELATED FEE LETTER OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.

                                   Very truly yours,

                                   BANKERS TRUST COMPANY

                                   By: /s/ W.W. Archer
                                      -------------------------
                                      Name:
                                      Title: Managing Director

Agreed to and Accepted this
___ day of February, 2000


QUAD-C MANAGEMENT, INC.

By: /s/ Anthony R. Iqnaczak
   ------------------------
   Name:
   Title:

                                                                       EXHIBIT A
                                                                       ---------

                    SUMMARY OF CERTAIN TERMS AND CONDITIONS
                    ---------------------------------------

I.   Description of Facilities Comprising the Senior Bank Financing
     --------------------------------------------------------------

A.   Term Loan Facilities
     --------------------

                    Term Loan: $35 million.

                    Maturity: The date occurring six years after the initial
                         borrowing under the Senior Bank Financing (the "Closing Date").

                    Amortization: The Term Loan shall amortize quarterly in a
                         manner to be mutually agreed by the parties.

                    Use of Proceeds: The Term Loan shall only be utilized (x) to finance the Transaction, (y) to pay fees and expenses incurred in connection with the Transaction, and (z) to refinance the indebtedness of the Acquired Business.

                    Availability: The Term Loan may only be borrowed on the
                         Closing Date and on the date the Merger consideration is required to be paid (the "Merger Closing Date"), which shall not be later than June 29, 2000. No amount of Term Loans once repaid may be reborrowed.

B.   Revolving Credit Facility
     -------------------------



                    Revolving Credit Facility: Revolving Credit Facility of up
                         to the lesser of (i) $85 million and (ii) 85% of eligible receivables and 60% of eligible inventory (including LIFO reserves), which may be utilized through the incurrence of loans and/or the issuance of letters of credit (subject to a sublimit for letters of credit to be agreed upon).

                    Maturity: The date occurring six years after the Closing
                         Date. Loans made pursuant to the Revolving Credit Facility (the "Revolving Loans") shall be repaid in full on such date.

                    Use of Proceeds: The proceeds of all Revolving Loans may be incurred on or after the Closing Date and may be utilized (w) on and after the date of the Merger, for the Borrower's

                                                                       EXHIBIT A
                                                                          Page 2

                         working capital requirements, other general corporate purposes and letters of credit, (x) to finance the Transaction, (y) to pay fees and expenses incurred in connection with the Transaction, and (z) to refinance the indebtedness of the Acquired Business.

                    Availability: Revolving Loans may be borrowed, repaid and
                         reborrowed on and after the Closing Date, provided, that not more than $47.5 million of Revolving Loans may be outstanding on the Closing Date and/or the date of the Merger.


II.  Terms Applicable to the Entire Senior Bank Financing
     ----------------------------------------------------

                    Borrower: On the Closing Date, Acquisition Subsidiary; on
                         and after the date of the Merger, the survivor of the Merger.

                    Agent: Bankers Trust Company ("BTCo").

                    Sole Lead
                    Arranger and
                    Book Manager: BTCo.

                    Lenders: BTCo and/or a syndicate of lenders formed by BTCo
                         (the "Lenders").

                    Guaranty: All obligations under the Senior Bank Financing
                         shall be unconditionally guaranteed by Holdings and each of its domestic (and, to the extent no adverse tax consequences result therefrom, U.S. Virgin Islands) subsidiaries other than the Borrower (the "Guarantors"), subject to customary exceptions for transactions of this type.

                    Security: The obligations of the Borrower and the Guarantors shall be secured by a first priority perfected security interest in (x) all stock of each direct and indirect subsidiary of Holdings (including the Borrower, but limited to 65% in the case of foreign and, if necessary to avoid adverse tax consequences, U.S. Virgin Islands, subsidiaries) and (y) all other tangible and intangible assets of the Guarantors and the Borrower, subject to customary exceptions for transactions of this type.

                                                                       EXHIBIT A
                                                                          Page 3

                    Interest Rates: At the option of the Borrower, Loans under the Senior Bank Financing may be maintained from time to time as (x) Base Rate Loans which shall bear interest at the Applicable Margin in excess of the Base Rate in effect from time to time or (y) Reserve Adjusted Eurodollar Loans which shall bear interest at the Applicable Margin (as defined in the Fee Letter) in excess of the Eurodollar Rate (adjusted for maximum re-serves) as determined by the Agent for the respective interest period, provided that until the earlier to occur of (x) the 60th day following the Closing Date and (y) that date upon which the Agent has determined (and notifies the Borrower) that the primary syndication of the Senior Bank Financing (and the resultant addition of institutions as Lenders) has been com pleted, only one month interest periods shall be available for Reserve Adjusted Eurodollar Loans and all such interest periods must end on the same day. Applicable Margins for Revolving Credit Loans and Term Loans shall be subject to a stepdown to be agreed upon based on performance.

               "Base Rate" shall mean the higher of (x) 1/2 of 1% in excess of the Federal Reserve reported certificate of deposit rate and (y) the rate that BTCo announces from time to time as its prime lending rate, as in effect from time to time.

               Interest periods of 1, 2, 3 and 6 months shall be available in the case of Reserve Adjusted Eurodollar Loans.

               The Senior Bank Financing shall include BTCo's standard protective provisions for such matters as defaulting banks, capital adequacy, increased costs, actual reserves, funding losses, illegality and withholding taxes.

               Interest in respect of Base Rate Loans shall be payable quar-terly in arrears on the last business day of each fiscal quarter. Interest in respect of Reserve Adjusted Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest and commitment fee and other fee calculations shall be based on a 360-day year and actual days elapsed.

                                                                       EXHIBIT A
                                                                          Page 4

                    Overdue principal and interest shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.



                    Voluntary Prepayments: Voluntary prepayments may be made at any time without premium or penalty, but subject to the payment of breakage costs (if any) in the case of voluntary prepayments of Reserve Adjusted Eurodollar Loans on a date which is not the last day on an interest period applicable thereto. All voluntary prepayments of Term Loan Facilities will be applied to reduce future scheduled amortization payments in direct order to the extent of scheduled payments in the year following any such prepayment and, if in excess thereof, on a pro rata basis.



                    Mandatory Prepayments: Mandatory prepayments (and, in the
                         case of the Revolving Credit Facility, commitment reductions) shall be required in the amounts equal to
                         (a) 100% of the net proceeds from asset sales, with customary exceptions to be agreed upon, (b) 100% of the net proceeds from issuances of debt, with customary exceptions to be agreed upon, (c) 100% (subject to reduction to be agreed upon based on leverage) of the net proceeds from equity issuances or capital contributions, with customary exceptions to be agreed upon, and (d) 75% of annual excess cash flow (the definition of which will be mutually agreed upon). In addition, (i) Loans shall be required to be repaid in full, and all commitments under the Senior Bank Financing shall terminate, upon the occurrence of a change of control (the definition of which will be mutually agreed upon) and (ii) Revolving Loans shall be required to be prepaid (and letters of credit cash collateralized) if at any time the aggregate principal amount thereof exceeds the total Revolving Credit Facility commitments or the borrowing base, with such prepayment (and/or cash collateralization) to be in an amount equal to such excess. All mandatory prepayments shall be applied first, to the future scheduled amortization payments on the Term Loan Facilities on a

                                                                       EXHIBIT A
                                                                          Page 5

                         pro rata basis, second, to the outstanding Revolving Credit Facility and third, to the cash collateralization of letters of credit.

                    Voluntary Commitment Reductions: Voluntary reductions of
                         the total commitments may be made on a permanent basis, subject to minimum amounts and notice.

                    Agent/Lender Fees: The Agent and the Lenders shall receive such fees as have been separately agreed upon with the Agent.

                    Commitment Fees: 1/2 of 1% per annum of the unutilized total commitments under the Senior Bank Financing (including any undrawn portion of the Term Loan), as in effect from time to time, commencing on the Closing Date and continuing to and including the termination of the Senior Bank Financing, payable in arrears quarterly and upon the termination of the Senior Bank Financing.

                    Letter of Credit Fees: Applicable Margin for Revolving Loans
                         maintained as Reserve Adjusted Eurodollar Loans on the aggregate outstanding stated amounts of letters of credit plus an additional 1/4 of 1% on the aggregate outstanding stated amounts of letters of credit to be paid as a fronting fee to the issuing Lender.

                    Documentation: The Lenders' commitments will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this letter, in each case prepared by counsel to the Agent. All documentation other than real estate mortgages shall be governed by New York law.


                    Conditions Precedent: In addition to conditions precedent
                         typical for these types of facilities and any other conditions reasonably appropriate in the context of the proposed transaction, the following conditions apply:

A.   Conditions To the Initial Loans
     -------------------------------

                                                                       EXHIBIT A
                                                                          Page 6

          (i) The structure and all terms of, and the documentation for, the Transaction shall be reasonably satisfactory to the Agent and the Required Lenders. All conditions precedent to the consummation of the Tender Offer as set forth in the documentation relating thereto shall have been satisfied, and not waived except with the consent of the Agent and the Required Lenders, to the reasonable satisfaction of the Agent and the Required Lenders. The Tender Offer shall have been consummated in all material respects in accordance with such documentation and all applicable laws.

          (ii) Holdings shall have received gross cash proceeds from the Equity Issuance of at least $20 million. All terms and conditions
               (and the documentation) in connection with the Equity Issuance shall be reasonably satisfactory to the Agent and the Required Lenders. Management of the Acquired Business shall have rolled over its equity in an amount and on terms reasonably satisfactory to the Agent and the Required Lenders.

         (iii) Holdings shall have received gross cash proceeds from the issuance of the Subordinated Notes of at least $20 million, and Holdings shall have either loaned such proceeds to the Borrower or contributed them as equity to the Borrower. Interest on the Subordinated Notes shall be payable in kind for a period of time acceptable to the Agent and the Required Lenders (except that, unless a default or event of default exists under the Senior Bank Financing (as defined below), (a) cash interest may be paid in an amount to allow the subordinated lender to pay cash taxes in respect of the subordinated notes and (b) cash interest may be paid if the senior leverage ratio of the Borrower and its Subsidiaries is less than 2.5 times). All terms and conditions (and the documentation entered into in connection with the issuance) of the Subordinated Notes (including, without limitation, interest rate, mandatory redemptions, covenants, defaults, remedies, subordination provisions and other terms) shall be satisfactory to the Agent and the Required Lenders.

          (iv) The Borrower shall have used the aggregate amount received from the Equity Issuance and the Subordinated Notes to make payments owing in connection with the Tender Offer before utilizing any proceeds of Loans pursuant to the Senior Bank Financing for such purpose.

                                                                       EXHIBIT A
                                                                          Page 7

          (v) All necessary government and third party approvals in connection with the Transaction (other than any shareholder approval of the Merger) and the other transactions contemplated by the Senior Bank Financing and otherwise referred to herein (including without limitation any consents required under the Acquired Business' debt agreements) shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Transaction or the other transactions contemplated by the Senior Bank Financing and otherwise referred to herein.


          (vi) The Lenders shall have become aware of no facts or conditions not previously known, and since October 31, 1999 nothing shall have occurred which the Agent or the Required Lenders shall reasonably determine could reasonably be expected to have a material adverse effect on the rights or remedies of the Lenders or the Agent, or on the ability of Holdings, the Bor rower, the Acquired Business and their respective subsidiaries to perform their obligations to the Lenders or which could reasonably be expected to have a materially adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise), results of operations or prospects of Holdings, the Borrower, the Acquired Business and their subsidiaries taken as a whole after giving effect to the Transaction.

         (vii) No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Transaction, the Senior Bank Financing or any documentation executed in connection therewith (which could be reasonably expected to have a material adverse effect on the Transaction) or which the Agent or the Required Lenders shall reasonably determine could reasonably be expected to have a materially adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise) or prospects of Holdings, the Borrower, the Acquired Business and their subsidiaries taken as a whole.

        (viii) The Lenders shall have received legal opinions from counsel, and covering matters, reasonably acceptable to the Agent and the Required Lenders.

          (ix) The corporate and capital structure (and all agreements related thereto, including any rights plans) of Holdings, the Borrower,

                                                                       EXHIBIT A
                                                                          Page 8

               the Acquired Business and their respective subsidiaries, and all organizational documents of such entities shall be reasonably satisfactory to the Agent and the Required Lenders.

          (x) All Loans and other financings to Holdings and the Borrower shall be in full compliance with all applicable requirements of the margin regulations and the Borrower shall have delivered an appropriately completed Form U-1 for each Lender.

          (xi) All costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby payable to the Lenders or the Agent shall have been paid to the extent due.

         (xii) The Lenders shall have received opinions of value and other appropriate factual information and expert advice (including without limitation, (i) a report of the value of the inventory and receivables of the Borrower and its Subsidiaries, (ii) insurance analyses in scope, and in form and substance, reasonably acceptable to the Agent and the Required Lenders, and
               (iii) a solvency opinion with respect to the Borrower and its subsidiaries reasonably acceptable to the Agent and the Required Lenders.

        (xiii) All labor and related employee agreements and liabilities, and all pension and other employee benefit plans and liabilities (including, without limitation, with respect to retiree health benefits), and all insurance policies of Holdings, the Borrower and the Acquired Business and their respective subsidiaries shall be in force and shall be reasonably satisfactory to the Agent and the Required Lenders.

         (xiv) Holdings, the Borrower and their respective subsidiaries shall have no other indebtedness for borrowed money or liens except such indebtedness and liens which shall be permitted under the Senior Bank Financing.

          (xv) (a) Trading in securities generally on the New York or American Stock Exchange shall not have been suspended; minimum or maximum prices shall not have been established on any such exchange; (b) a banking moratorium shall not have been declared by New York or United States authorities and any foreign power; and (c) there shall not have been (x) an out break or escalation of hostilities between the United States and any foreign power, or (y) an outbreak or escalation of any other insurrection

                                                                       EXHIBIT A
                                                                          Page 9

               or armed conflict involving the United States or any other national or international calamity or emergency, or (z) any material change in the general financial markets of the United States which, in each case, in the reasonable judgment of the Agent or the Required Lenders, would materially and adversely affect the ability to sell or syndicate loans of a nature similar to the Senior Bank Financing.

         (xvi) The Agent and the Lenders shall have received, and shall be satisfied with, an opening pro forma balance sheet of Holdings
                                          --- -----
               and its subsidiaries, in each case after giving effect to the
               Transaction, and a related funds flow statement.

        (xvii) The Agent and the Lenders shall have received and completed their review of Uniform Commercial Code, judgment and tax lien searches for Holdings, the Borrower, the Acquired Business and their respective subsidiaries and after such completion, the Agent and the Required Lenders shall be satisfied in their reasonable discretion with the results thereof.

                                                                       EXHIBIT A
                                                                         Page 10

       (xviii) The Lenders shall have a perfected first priority security inter est in all shares of the Acquired Business owned by Holdings and the Borrower, whether acquired through the Tender Offer or otherwise.

B.   Conditions to the Term Loan made on the Merger Closing Date
     -----------------------------------------------------------

           (i) All conditions precedent to the consummation of the Merger as set forth in the documentation relating thereto shall have been satisfied, and not waived except with the consent of the Agent and the Required Lenders, to the reasonable satisfaction of the Agent and the Required Lenders. The Merger shall have been consummated in all material respects in accordance with such documents and all applicable laws.

          (ii) All Loans and other financings to Holdings and the Borrower shall be in full compliance with all applicable requirements of the margin regulations.

         (iii) All costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby payable to the Lenders or the Agent shall have been paid to the extent due.

          (iv) Holdings, the Borrower and their respective subsidiaries shall have no other indebtedness for borrowed money or liens except such indebtedness and liens which shall be permitted under the Senior Bank Financing.

          (v) The Lenders shall have a perfected first priority security interest in the assets of Holdings, the Borrower and the Acquired Business and their respective subsidiaries as required above.

          (vi) Simultaneously with the Merger, Pulaski Furniture Corporation's debt for borrowed money shall be repaid in a manner satisfactory to the Agent.

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                                                                       EXHIBIT A
                                                                         Page 11

C. Conditions to all Loans
   -----------------------

               Absence of material adverse change, absence of material litigation, absence of default or unmatured default under the Senior Bank Financing and continued accuracy of representations and warranties.

          Representationsand Warranties: The Senior Bank Financing and related documentation shall contain representations and warranties typical for these types of facilities, as well as any additional ones appropriate in the context of the proposed transaction.

          Covenants: Those typical for these types of facilities and any additional covenants appropriate in the context of the proposed transaction (with such covenants having such exceptions or baskets as may be mutually agreed upon). "Special Purpose Corporation" covenants shall be applicable at all times to Holdings and any intermediate holding companies. Although the covenants have not yet been specifically determined, we anticipate that the covenants shall in any event include:

          (i)  Restrictions on other indebtedness.

         (ii) Restrictions on mergers, acquisitions, joint ventures, partnerships and acquisitions and dispositions of assets.

        (iii)  Restrictions on sale-leaseback transactions and lease payments.

         (iv) Restrictions on dividends, stock repurchases and amendments of organizational, corporate and other documents.

          (v) Restrictions on voluntary prepayments of other indebtedness (including the Subordinated Notes) and amendments thereto.

          (vi) Restrictions on transactions with affiliates and formation of subsidiaries.

         (vii) Restrictions on investments.

        (viii) Maintenance of existence and properties.

          (ix) Restrictions on liens.

                                                                       EXHIBIT A
                                                                         Page 12

          (x) Various financial covenants customary for a transaction of this type (including without limitation minimum interest coverage and maximum leverage).

          (xi) Adequate insurance coverage.

         (xii) ERISA covenants.

        (xiii) The obtaining of interest rate protection in amounts and for periods to be determined.

         (xiv) Limitations on capital expenditures.

          (xv) Financial reporting.

         (xvi) Compliance with laws.


          Events of Default: Those typical for these types of facilities and any additional ones appropriate in the context of the proposed transaction including, without limitation, a change of control of Holdings or the Borrower.

          Assignments and Participations: The Borrower may not assign its rights or obligations under the Senior Bank Financing without the prior written consent of the Lenders. Any Lenders may assign, and may sell participations in, its rights and obligations under the Senior Bank Financing, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established by the Agent. The Senior Bank Financing shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Senior Bank Financing and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment, subject to the consent of the Borrower, which consent shall not be unreasonably withheld. Any assignments and participations shall be in amounts of at least $5 million.

          Required Lenders: Majority, except for customary matters requiring unanimous action.